EXHIBIT 4.7









           PARTNERSHIP PREFERRED SECURITIES GUARANTEE AGREEMENT


                           UDS Funding I, L.P.


                         Dated as of June 25, 1997


                           TABLE OF CONTENTS

                                                               Page

                                 ARTICLE I

DEFINITIONS

     SECTION 1.1.  Definitions

                                ARTICLE II
                                GUARANTEE

     SECTION 2.1.  Guarantee
     SECTION 2.2.  Waiver of Notice and Demand
     SECTION 2.3.  Obligations Not Affected
     SECTION 2.4.  Rights of Holders
     SECTION 2.5.  Guarantee of Payment
     SECTION 2.6.  Subrogation
     SECTION 2.7.  Independent Obligations

                               ARTICLE III
                LIMITATION OF TRANSACTIONS; SUBORDINATION

     SECTION 3.1.  Limitation of Transactions
     SECTION 3.2.  Ranking

                               ARTICLE IV
                               TERMINATION

     SECTION 4.1.  Termination

                                ARTICLE V
                              MISCELLANEOUS

     SECTION 5.1.  Successors and Assigns
     SECTION 5.2.  Amendments
     SECTION 5.3.  Consolidations and Mergers
     SECTION 5.4.  Notices
     SECTION 5.5.  Benefit
     SECTION 5.6.  Governing Law

         PARTNERSHIP PREFERRED SECURITIES GUARANTEE AGREEMENT

          This PARTNERSHIP PREFERRED SECURITIES GUARANTEE AGREEMENT (the "Partnership Guarantee"), dated as of June 25, 1997, is executed and delivered by Ultramar Diamond Shamrock Corporation, a Delaware corpo-ration (the "Guarantor"), for the benefit of the holders from time to time of the Partnership Preferred Securities (as defined below).

          WHEREAS, pursuant to an Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), dated as of the date hereof, of UDS Funding I, L.P., a Delaware limited partnership (the "Issuer"), the Issuer may issue a single series of limited partner interests in the Issuer (the "Partnership Preferred Securities");

          WHEREAS, pursuant to the Partnership Agreement, the proceeds received by the Issuer from the issuance and sale of the Partnership Preferred Securities will be invested by the Issuer in the Affiliate Investment Instruments and Eligible Debt Securities (each as defined in the Partnership Agreement); and

          WHEREAS, the Guarantor, as incentive for the Holders (as defined herein) to purchase Partnership Preferred Securities, desires hereby irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the purchase by each Holder of Partnership Preferred Securities, which purchase the Guarantor hereby acknowledges shall directly or indirectly provide at least some material benefit to the Guarantor, the Guarantor executes and delivers this Partnership Guarantee for the benefit of the Holders.

                                ARTICLE I
                               DEFINITIONS

SECTION 1.1  Definitions

          As used in this Partnership Guarantee, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Partnership Agreement.

          "Affiliate" has the same meaning as given to that term in Rule 405 under the Securities Act of 1933, as amended, or any successor rule thereunder.

          "Finance Subsidiary" means any wholly-owned subsidiary of the Guarantor the principal purpose of which is to raise capital for the Guarantor by issuing securities that are guaranteed by the Guarantor and the proceeds of which are loaned to or invested in the Guarantor or one or more of its affiliates.

          "Guarantee Payments" shall mean the following payments or distributions, without duplication, with respect to the Partnership Preferred Securities, to the extent not paid or made by the Issuer: (i) any accumulated and unpaid distributions that have theretofore been de-clared on the Partnership Preferred Securities out of funds legally available therefor at such time, (ii) the redemption price, including all accumulated and unpaid Distributions to the date of redemption (the "Redemption Price"), payable out of funds legally available therefor at such time, with respect to any Partnership Preferred Securities called for redemption by the Issuer, and (iii) upon a voluntary or involuntary termination or liquidation of the Issuer, the lesser of (a) the aggre-gate of the liquidation preference and all accumulated and unpaid dis-tributions on the Partnership Preferred Securities to the date of pay-ment out of funds legally available therefor and (b) the amount of assets of the Issuer after satisfaction of all liabilities remaining available for distribution to Holders in liquidation of the Issuer (in either case, the "Liquidation Distribution").

          "Holder" shall mean any holder, as registered on the books and records of the Issuer, of any Partnership Preferred Securities; provided, however, that in determining whether the holders of the requi-site percentage of Partnership Preferred Securities have given any re-quest, notice, consent or waiver hereunder, "Holder" shall not apply to Partnership Preferred Securities owned beneficially by the Guarantor or any Affiliate of the Guarantor.

          "Rights Agreement" means the Rights Agreement dated June 25, 1992, as amended, between the Guarantor and Registrar and Transfer Company, or any successor to such Rights Agreement.

          "Senior Indebtedness" means any indebtedness of the Guarantor for money borrowed, except for trade credit and any such indebtedness that is by its terms subordinated to or pari passu with the debt instru-ment of the Guarantor purchased by the Partnership (the "Company
Debenture"), as the case may be.

                               ARTICLE II
                               GUARANTEE

SECTION 2.1.  Guarantee

          The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due (without duplication of amounts theretofore paid by the Issuer), regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

SECTION 2.2.  Waiver of Notice and Demand

          The Guarantor hereby waives notice of acceptance of this Partnership Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceed-ing first against the Issuer, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 2.3.  Obligations Not Affected

          The obligations, covenants, agreements and duties of the Guarantor under this Partnership Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

          (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Partnership Preferred Securities to be performed or observed by the Issuer;

          (b) the extension of time for the payment by the Issuer of all or any portion of the distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Partnership Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Partnership Preferred Securities;

          (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Partnership Preferred Securities;

          (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

          (e) any invalidity of, or defect or deficiency in, the Partnership Preferred Securities;

          (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

          (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.3 that the obliga-tions of the Guarantor hereunder shall be absolute and uncondition-

     al under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

SECTION 2.4.  Rights of Holders

          The Guarantor expressly acknowledges that (i) this Partnership Guarantee will be deposited with the General Partner to be held for the benefit of the Holders; (ii) in the event of the appointment of a Spe-cial Representative to, among other things, enforce this Partnership Guarantee, the Special Representative may take possession of this Part-nership Guarantee for such purpose; (iii) if no Special Representative has been appointed, the General Partner has the right to enforce this Partnership Guarantee on behalf of the Holders; (iv) the Holders of not less than a majority in aggregate liquidation preference of the Partnership Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of this Partnership Guarantee including the giving of direc-tions to the General Partner or the Special Representative, as the case may be; and (v) if the General Partner or Special Representative fails to enforce this Partnership Guarantee after a Holder has made a written request and as above provided, any Holder may institute a legal proceed-ing directly against the Guarantor to enforce its rights under this Partnership Guarantee, without first instituting a legal proceeding against the Issuer or any other person or entity. Notwithstanding the foregoing, if the Guarantor has failed to make a guarantee payment, a Holder may directly institute a proceeding against Guarantor to enforce such payment under this Partnership Guarantee.

SECTION 2.5.  Guarantee of Payment

          This Partnership Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer.

SECTION  2.6.  Subrogation

          The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Partnership Guarantee provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Partnership Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Partnership Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

SECTION 2.7.  Independent Obligations

          The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Part-nership Preferred Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Partnership Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of
Section 2.3 hereof.

                               ARTICLE III
                LIMITATION OF TRANSACTIONS; SUBORDINATION

SECTION 3.1  Limitation of Transactions

          So long as any Partnership Preferred Securities remain outstanding, if (a) for any distribution period, full distributions on a cumulative basis on any Partnership Preferred Securities have not been paid or declared and set apart for payment, (b) there shall have oc-curred an Event of Default under the Partnership Agreement or (c) the Guarantor shall be in default with respect to its payment obligations under this Partnership Guarantee, the Trust Preferred Securities Guaran-tee, the Trust Common Securities Guarantee or any Investment Guarantee, then, during such period (i) the Guarantor shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or comparable equity interest (except for (x) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its capital stock and conversions or exchang-es of common stock of one class into common stock of another class and
(y) redemptions or purchases of any rights pursuant to the Rights Agreement and the issuance of common stock pursuant to such rights) and
(ii) the Guarantor shall not make, or permit any Finance Subsidiary to make, any payments that would enable any Finance Subsidiary to make, any payment of any dividends on, any distribution with respect to, or any redemption, purchase or other acquisition of, or any liquidation payment with respect to, any preferred security or comparable equity interest of any Finance Subsidiary.

SECTION 3.2.  Ranking

          (a) This Partnership Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the Guarantor, (ii) pari passu with the most senior preferred or preference stock now or hereaf-ter issued from time to time by the Guarantor and with any other guaran-tee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any Finance Subsidiary, and (iii) senior to the Guarantor's common stock. Any similar guarantee given hereafter by the Guarantor with respect to Partnership Preferred Secu-rities that is silent as to seniority will rank pari passu with this Partnership Guarantee.

          (b) The holders of obligations of the Guarantor that are senior to the obligations under the Partnership Guarantee (including, but not limited to, obligations constituting Senior Indebtedness) will be entitled to the same rights upon payment default or dissolution, liquidation and reorganization in respect of the Partnership Guarantee, the same rights with respect to modification of terms, and the same rights in all other respects, that inure to the holders of "Senior In-debtedness" under Article Eleven of the Indenture dated as of June 25, 1997 between Ultramar Diamond Shamrock Corporation and The Bank of New York as against holders of the Company Debenture, and the holders of the Partnership Preferred Securities will be subject to all the terms and conditions of such Article Eleven with respect to any claims or rights hereunder with the same effect as though fully set forth herein.

                               ARTICLE IV
                               TERMINATION

SECTION 4.1.  Termination

          This Partnership Guarantee shall terminate and be of no further force and effect, as to the Partnership Preferred Securities, upon full payment of the Redemption Price of all Partnership Preferred Securities, and will terminate completely upon full payment of the amounts payable in accordance with the Partnership Agreement upon liquidation of the Issuer. This Partnership Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must, in accordance with Delaware Revised Uniform Limited Partnership Act, restore payment of any sums paid under any Partnership Preferred Securities or this Partnership Guarantee.

                               ARTICLE V
                            MISCELLANEOUS

SECTION 5.1.  Successors and Assigns

          All guarantees and agreements contained in this Partnership Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Partnership Preferred Securities then outstanding.

SECTION 5.2.  Amendments

          Except with respect to any changes which do not adversely affect the rights of Holders (in which case no consent of Holders will be required), this Partnership Guarantee may only be amended with the prior approval of the Holders of not less than a majority in aggregate liquidation preference of all the outstanding Partnership Preferred Securities.

SECTION 5.3.  Consolidations and Mergers

          The Guarantor may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other corporation; provided, that in any such case, (i) either the Guarantor shall be the continuing corporation, or the successor corpora-tion shall be a corporation organized and existing under the laws of the United States of America thereof and such successor corporation shall expressly assume the due and punctual payment of the Guarantee Payments payable pursuant to Section 5.1 hereof and the due and punctual per-formance and observance of all of the covenants and conditions of this Partnership Guarantee to be performed by the Guarantor by a separate guarantee satisfactory to the Trust Preferred Guarantee Trustee (as defined in the Trust Preferred Securities Guarantee Agreement dated as of June 25, 1997), executed and delivered to the Trust Preferred Guaran-tee Trustee by such corporation, and (ii) the Guarantor or such succes-sor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any such covenant or condition.

SECTION 5.4.  Notices

          Any notice, request or other communication required or permitted to be given hereunder to the Guarantor shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), addressed to the Guarantor, as follows (and if so given, shall be deemed given when mailed):

          Ultramar Diamond Shamrock Corporation
          9830 Colonnade Boulevard
          San Antonio, Texas  78230
          Attention:  Treasurer

          Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Guarantor in the same manner as notices sent by the Issuer to the Holders.

SECTION 5.5.  Benefit

          This Partnership Guarantee is solely for the benefit of the Holders and is not separately transferable from the Partnership
Preferred Securities.

SECTION 5.6.  Governing Law

          THIS PARTNERSHIP GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          THIS PARTNERSHIP GUARANTEE is executed as of the day and year first above written.

                                 ULTRAMAR DIAMOND SHAMROCK CORPORATION



                                 By:     /s/ STEVE BLANK
                                 Name:   Steve Blank
                                 Title:  Vice President and Treasurer